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                                                                    EXHIBIT 99.1

                     PLUMAS BANCORP ANNOUNCES COMPLETION OF
                       BANK HOLDING COMPANY REORGANIZATION

QUINCY, CA, June 21, 2002 -- William E. Elliott, President and Chief Executive Officer of Plumas Bancorp announced that on June 21, 2002, the bank holding company reorganization of Plumas Bank was completed. Plumas Bank is now wholly-owned by Plumas Bancorp. In the reorganization, outstanding shares of common stock of Plumas Bank were converted into an equal number of shares of common stock of Plumas Bancorp. The bank holding company was approved by the appropriate state and federal regulators and the shareholders of Plumas Bank.

Plumas Bank began operations in 1980 and maintains nine full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, and Sierra Counties. Plumas Bank provides traditional deposit, lending, mortgage and commercial banking products and services to business and retail customers throughout its market area.

The bank also specializes in providing banking services to the local agribusiness community as well as offering mutual funds and insurance services to the communities in Northeastern California. The stock symbol for Plumas Bancorp will be "PLBC" and will be effective on June 24, 2002.

For more information concerning this press release, contact: William E. Elliott, President and CEO, 530-283-7305.